Exhibit 99.1

LUCAS ENERGY ANNOUNCES SETTLEMENT AGREEMENT
AND MUTUAL RELEASE WITH VICTORY ENERGY

COMPLETES SALE OF INTERESTS IN KARNES COUNTY ACREAGE

HOUSTON, TEXAS –June 30, 2015 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that on June 25, 2015, the Company entered into a Settlement Agreement and Mutual Release with Victory Energy Corporation (“Victory”). As part of the settlement, Lucas will transfer certain properties to Victory including a 3.27581% Leasehold working interest in the Dingo Unit and a 1.481330% Leasehold working interest in the Platypus Unit; and Victory will assign two Karnes County well-bores (the Boggs Unit No. 1H and the Boggs Unit No. 2H) to Earthstone Energy/Oak Valley Resources (“Oak Valley”). Regarding the pre-merger funding agreements and amounts paid by Victory, the settlement includes the return of a net of an aggregate of $54,020 in pre-drilling costs from Oak Valley Resources to be paid to Lucas and finally, the forgiveness by Victory of debt Lucas owed in the amount of $600,000 in consideration for the issuance by Lucas of 1.1 million shares of common stock. A concurrent Settlement Agreement between Lucas, Victory and Oak Valley Resources has also been entered into.

All parties have agreed to a Mutual Release of all claims under the Settlement Agreement including, counterclaims, legal actions, contract obligations, suits, losses, and any or all other obligations except in the event of a dispute or breach by Lucas or Victory arising from certain actions or omissions with regard to the agreement.

In a separate transaction with Earthstone and its affiliate, Oak Valley Resources, Lucas has sold 139.04 net acres of oil and gas properties located in Karnes County, Texas, while retaining the right to participate in future operations for up to 20% of an 8/8ths interest. The total consideration paid for the property was approximately $350,000.

“With our entry into these Settlements, we can once again concentrate our efforts toward moving the company forward,” stated Anthony C. Schnur, Chief Executive Officer of Lucas, who continued, “To that end, we are pursuing opportunities where ready capital is available whether that is from professional investment funds or potential business combination partners.”

The transactions outlined herein have only recently been entered into, but because they are material and have occurred subsequent to the year ended March 31, 2015, they are required to be included in our Annual Report on Form 10-K for the year ended March 31, 2015. Consequently, the Company will be delayed in filing its Annual Report on Form 10-K for the year ended March 31, 2015, provided such report will be filed within 15 days of the original due date of such Form 10-K pursuant to applicable SEC rules and regulations.

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas. Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These statements include statements regarding our planned fund raising and drilling activities, the planned status and timing of production, the availability of funding, and related disclosures. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-Q, Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

Lucas Investor Relations Contact

Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates, LLC
(713) 529-6600
ccoale@dennardlascar.com